EX.99.906CERT

Pursuant to 18 U.S.C. §1350, the undersigned officer of Provident Mutual Funds, Inc. (the “Company”), hereby certifies, to the best of his knowledge, that the Company’s Report on Form N-CSR for the year ended September 30, 2020 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, as amended, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ J. Scott Harkness J. Scott Harkness Principal Executive Officer Provident Mutual Funds, Inc.
Dated: 11/20/2020

This Section 906 certification is being furnished to the SEC, rather than filed with the SEC, as permitted under applicable SEC rules.